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                      March 17, 2023

       John Lee
       Chief Executive Officer
       Silver Elephant Mining Corp.
       Suite 1610- 409 Granville Street
       Vancouver, British Columbia
       Canada V6C1T2

                                                        Re: Silver Elephant
Mining Corp.
                                                            Form 20-F for the
Fiscal Year ended December 31, 2021
                                                            Filed May 9, 2022
                                                            File No. 000-55985

       Dear John Lee:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation
       cc:                                              James Guttman